Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full Year 2017 Results

Solid core profitability and loan growth of nearly 8 percent highlight 2017

GRAND RAPIDS, Mich., January 16, 2018 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $8.0 million, or $0.48 per diluted share, for the fourth quarter of 2017, compared with net income of $8.1 million, or $0.49 per diluted share, for the respective prior-year period. For the full year 2017, Mercantile reported net income of $31.3 million, or $1.90 per diluted share, compared with net income of $31.9 million, or $1.96 per diluted share, for the full year 2016.

Excluding the impacts of certain noncore transactions, diluted earnings per share during 2017 and 2016 equaled $1.89 and $1.76, respectively. These transactions included a Bank-owned life insurance death benefit claim in the first quarter of 2017, the revaluation of Mercantile’s net deferred tax asset in response to the Tax Cuts and Jobs Act becoming law in December of 2017, the repurchase of trust preferred securities at a discount in the first quarter of 2016, and accelerated purchase discount accretion on called U.S. Government agency bonds during 2016.

The fourth quarter and full year were highlighted by:

●	Strong core earnings and capital position
●	Stable and robust net interest margin
●	Solid growth in various fee income categories
●	Controlled overhead costs
●	Strong asset quality, as depicted by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	Total loan growth of $180 million, or nearly 8 percent, during the full year
●	New commercial term loan originations of approximately $119 million during the fourth quarter and $529 million during the full year
●	Sustained strength in commercial loan pipeline
●	Announced first quarter 2018 regular cash dividend of $0.22 per common share, an increase of approximately 16 percent from the $0.19 regular cash dividend paid during the fourth quarter of 2017

“Our strong 2017 financial results reflect the success of various ongoing strategic initiatives,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our focus on net interest margin maintenance, enhanced fee generation, and overhead cost control played a key role in our demonstrated solid operating performance throughout all of 2017. We are very pleased with the level of loan growth during the year, which was achieved in a disciplined manner and in spite of competitive pressures, and our continuing strong asset quality. Based on our overall financial strength and current loan pipeline and prospects, we are well-positioned to participate in the economic strength of our markets during 2018.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $32.9 million during the fourth quarter of 2017, up $1.9 million, or 6.0 percent, from the prior-year fourth quarter. Net interest income during the fourth quarter of 2017 was $28.4 million, up $2.0 million, or 7.4 percent, from the fourth quarter of 2016, reflecting a higher level of earning assets and an increased net interest margin. Total revenue was $129 million during the full year 2017, up $1.8 million, or 1.5 percent, from 2016. Net interest income was $110 million in 2017, up $3.9 million, or 3.7 percent, from the prior year, reflecting a higher level of earning assets.

The net interest margin was 3.76 percent in the fourth quarter of 2017, up from 3.72 percent in the prior-year fourth quarter. The increase in the net interest margin primarily resulted from a higher yield on loans, mainly reflecting the positive impact of higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee (“FOMC”) hiking the targeted federal funds rate by 25 basis points in December of 2016 and March, June, and December of 2017. The cost of funds equaled 0.59 percent during the fourth quarter of 2017, up from 0.46 percent during the respective 2016 period mainly due to increased costs of certain non-time deposit accounts, time deposits, and borrowed funds.

The net interest margin was 3.79 percent in 2017, down from 3.86 percent in 2016 due to an increased cost of funds, which more than offset a slight increase in the yield on average earning assets. The cost of funds equaled 0.54 percent during 2017, up from 0.45 percent during 2016 primarily due to higher costs of certain non-time deposits, time deposits, and borrowed funds. The improved yield on average earning assets mainly resulted from an increased yield on loans, primarily reflecting higher interest rates on variable-rate commercial loans stemming from the previously-mentioned FOMC rate hikes, which more than offset a decreased yield on securities, mainly reflecting a decreased level of accelerated purchase discount accretion on called U.S. Government agency bonds. A change in earning asset mix also contributed to the increased yield on average earning assets; average loans represented 85.2 percent of average earning assets during 2017, up from 84.9 percent during 2016. The accelerated discount accretion totaled $2.2 million during 2016, positively impacting the net interest margin by eight basis points. A nominal level of accelerated discount accretion on called U.S. Government agency bonds was recorded as interest income during 2017.

Net interest income and the net interest margin during 2017 and 2016 were also affected by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $4.6 million and $4.9 million were recorded during 2017 and 2016, respectively. An increase in interest expense on subordinated debentures totaling $0.7 million was recorded during both 2017 and 2016. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded a $0.6 million provision for loan losses during both the fourth quarter of 2017 and the prior-year fourth quarter. During 2017, Mercantile recorded a provision for loan losses of $3.0 million, compared to a provision of $2.9 million during 2016. The provision expense recorded during the 2017 and 2016 periods primarily reflects ongoing loan growth and periodic adjustments to loan loss reserve environmental factors.

Noninterest income during the fourth quarter of 2017 was $4.5 million, down $0.1 million, or 2.2 percent, from the prior-year fourth quarter. Growth in credit and debit card fees and payroll processing revenue was more than offset by a decline in other income, which was elevated in the fourth quarter of 2016 mainly as a result of payments received on certain purchased credit-impaired loans. Noninterest income for 2017 was $19.0 million, down $2.0 million, or 9.7 percent, from 2016. Core noninterest income revenue streams, including treasury management income, credit and debit card interchange fees, mortgage banking activity income, payroll processing revenue, and customer service fees, increased $1.2 million, or 8.5 percent, on a combined basis in 2017 compared to the prior year. The increase in mortgage banking activity income primarily reflects the positive impact of strategic initiatives that were implemented in the latter half of 2016 and throughout 2017, including the hiring of additional loan originators, introduction of new and enhanced products, loan programs and increased marketing efforts. Noninterest income during both periods benefitted from certain noncore transactions, including a Bank-owned life insurance death benefit claim in 2017 and a gain associated with a trust preferred securities repurchase transaction in 2016.

Noninterest expense totaled $19.8 million during the fourth quarter of 2017, up $1.5 million, or 7.9 percent, from the prior-year fourth quarter. Noninterest expense during 2017 was $79.7 million, an increase of $2.6 million, or 3.4 percent, from the $77.1 million expensed during 2016. The higher level of expense in the 2017 periods primarily resulted from expected increases in various operating expenses stemming from recent expansion initiatives and increased salary expense, mainly reflecting annual employee merit pay increases, the hiring of additional staff, a larger bonus accrual, and greater stock-based compensation expense. A significant portion of the increased salary expense resulting from staff additions reflects the opening of the southeast Michigan office.

Mr. Kaminski continued, “Our net interest margin remained relatively steady during 2017, ranging from 3.73 percent to 3.85 percent on a quarterly basis. The increase in our loan yield, which helped offset the impact of an increased cost of funds on our net interest margin, primarily reflects the positive impact of the recent Federal Open Market Committee rate hikes, which outweighed the negative impacts stemming from persistent competitive pressures and the ongoing relatively low interest rate environment. In light of our current balance sheet structure, we anticipate that potential additional rate hikes will benefit our net interest income. We are pleased with the growth in our core noninterest income revenue streams, and we will continue our efforts to enhance fee income in future periods.”

Balance Sheet

As of December 31, 2017, total assets were $3.29 billion, up $204 million, or 6.6 percent, from December 31, 2016. Total loans increased $180 million, or 7.6 percent, to $2.56 billion over the same time period. Approximately $119 million and $529 million in commercial term loans to new and existing borrowers were originated during the fourth quarter and full year of 2017, respectively, as ongoing sales and relationship-building efforts resulted in increased lending opportunities. As of December 31, 2017, unfunded commitments on commercial construction and development loans totaled approximately $154 million, which are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank of Michigan, noted, “We are very pleased with our new commercial term loan originations during 2017. Although the commercial loan portfolio slightly contracted during the fourth quarter of 2017, we were still able to produce net loan growth during the quarter as a result of growth in the residential mortgage portfolio. The reduction in commercial loans stemmed from an unusually high level of payoffs, primarily reflecting situations whereby we remained committed to margin and credit quality preservation. The solid growth in the commercial and industrial, owner-occupied commercial real estate, and non-owner occupied commercial real estate portfolios during 2017 reflects the ongoing efforts of our lending team to identify new lending opportunities and meet the needs of existing customers, while growth in the residential mortgage portfolio during the year depicts the success of strategic initiatives focused on increasing our market presence. Based on the strength of our current loan pipelines and additional lending opportunities reported by commercial lenders, we are confident that we can grow the commercial and residential loan portfolios in future periods.”

Commercial and industrial loans and owner-occupied commercial real estate (“CRE”) loans combined represented approximately 58 percent of total commercial loans as of December 31, 2017. Non-owner occupied CRE loans equaled about 36 percent of total commercial loans as of December 31, 2017.

As of December 31, 2017, total deposits were $2.52 billion, up $147 million from December 31, 2016. Local deposits were up $121 million since year-end 2016. Growth in local deposits was mainly driven by new commercial loan relationships and the success of various deposit account initiatives. Wholesale funds were $323 million, or approximately 11 percent of total funds, as of December 31, 2017, compared to $251 million, or about 9 percent of total funds, as of December 31, 2016.

Asset Quality

Nonperforming assets at December 31, 2017 were $9.4 million, or 0.3 percent of total assets, compared to $6.4 million, or 0.2 percent of total assets, at December 31, 2016. The transfer of a Bank-owned parcel of real estate, which is no longer being considered for use as a bank facility, from fixed assets to other real estate owned accounted for nearly 55 percent of the $3.0 million increase in nonperforming assets during 2017. The parcel of real estate is expected to be sold in the next six months for an amount that approximates current book value. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume.

Net loan charge-offs were $0.3 million during the fourth quarter of 2017, or an annualized 0.05 percent of average loans, and $0.2 million, or an annualized 0.03 percent of average loans, during the prior-year fourth quarter. Net loan charge-offs totaled $1.4 million during 2017, or 0.06 percent of average loans, and $0.6 million, or 0.03 percent of average loans, during 2016.

Capital Position

Shareholders’ equity totaled $366 million as of December 31, 2017, an increase of $25.1 million from year-end 2016. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.6 percent as of December 31, 2017, compared to 13.1 percent at December 31, 2016. At December 31, 2017, the Bank had approximately $77 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,592,125 total shares outstanding at December 31, 2017.

No shares were repurchased during 2017 as part of the $20 million stock repurchase program that was announced in January of 2015. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million in early 2016.

Mr. Kaminski concluded, “Our strong financial performance during 2017 positions us to meet growth objectives and further build shareholder value. As evidenced by our ongoing cash dividend program, including the announcement of an increased first quarter 2018 regular cash dividend earlier today, we remain committed to enhancing shareholder value. Our relationship-based banking approach, which focuses on meeting customers’ needs through the efficient delivery of a wide-range of products and services, continues to be successful as depicted by the solid growth in deposits and loans during the year. We are excited about Mercantile’s future and are confident that our demonstrated robust operating performance will continue in the current year.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.2 billion and operates 49 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Fourth Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2017	2016	2015
ASSETS
Cash and due from banks	$55,127,000	$50,200,000	$42,829,000
Interest-earning deposits	144,974,000	133,396,000	46,463,000
Federal fund sold	0	0	599,000
Total cash and cash equivalents	200,101,000	183,596,000	89,891,000

Securities available for sale	335,744,000	328,060,000	346,992,000
Federal Home Loan Bank stock	11,036,000	8,026,000	7,567,000

Loans	2,558,552,000	2,378,620,000	2,277,727,000
Allowance for loan losses	(19,501,000)	(17,961,000)	(15,681,000)
Loans, net	2,539,051,000	2,360,659,000	2,262,046,000

Premises and equipment, net	46,034,000	45,456,000	46,862,000
Bank owned life insurance	68,689,000	67,198,000	58,971,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	7,600,000	9,957,000	12,631,000
Other assets	28,976,000	30,146,000	29,123,000

Total assets	$3,286,704,000	$3,082,571,000	$2,903,556,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$866,380,000	$810,600,000	$674,568,000
Interest-bearing	1,655,985,000	1,564,385,000	1,600,814,000
Total deposits	2,522,365,000	2,374,985,000	2,275,382,000

Securities sold under agreements to repurchase	118,748,000	131,710,000	154,771,000
Federal Home Loan Bank advances	220,000,000	175,000,000	68,000,000
Subordinated debentures	45,517,000	44,835,000	55,154,000
Accrued interest and other liabilities	14,204,000	15,230,000	16,445,000
Total liabilities	2,920,834,000	2,741,760,000	2,569,752,000

SHAREHOLDERS' EQUITY
Common stock	309,772,000	305,488,000	304,819,000
Retained earnings	60,132,000	40,904,000	27,722,000
Accumulated other comprehensive income/(loss)	(4,034,000)	(5,581,000)	1,263,000
Total shareholders' equity	365,870,000	340,811,000	333,804,000

Total liabilities and shareholders' equity	$3,286,704,000	$3,082,571,000	$2,903,556,000

Mercantile Bank Corporation
Fourth Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
INTEREST INCOME
Loans, including fees	$30,411,000	$27,830,000	$116,816,000	$109,049,000
Investment securities	2,036,000	1,724,000	7,631,000	9,007,000
Other interest-earning assets	455,000	161,000	1,096,000	401,000
Total interest income	32,902,000	29,715,000	125,543,000	118,457,000

INTEREST EXPENSE
Deposits	2,819,000	1,940,000	9,362,000	7,549,000
Short-term borrowings	48,000	57,000	190,000	211,000
Federal Home Loan Bank advances	966,000	668,000	3,657,000	2,263,000
Other borrowed money	667,000	615,000	2,586,000	2,567,000
Total interest expense	4,500,000	3,280,000	15,795,000	12,590,000

Net interest income	28,402,000	26,435,000	109,748,000	105,867,000

Provision for loan losses	600,000	600,000	2,950,000	2,900,000

Net interest income after provision for loan losses	27,802,000	25,835,000	106,798,000	102,967,000

NONINTEREST INCOME
Service charges on accounts	1,085,000	1,075,000	4,233,000	4,253,000
Credit and debit card income	1,263,000	1,093,000	4,760,000	4,278,000
Mortgage banking income	1,188,000	1,288,000	4,421,000	3,866,000
Earnings on bank owned life insurance	337,000	331,000	2,731,000	1,264,000
Other income	630,000	817,000	2,856,000	7,377,000
Total noninterest income	4,503,000	4,604,000	19,001,000	21,038,000

NONINTEREST EXPENSE
Salaries and benefits	11,601,000	10,565,000	45,397,000	43,524,000
Occupancy	1,479,000	1,463,000	6,186,000	6,063,000
Furniture and equipment	543,000	541,000	2,168,000	2,119,000
Data processing costs	2,067,000	1,990,000	8,222,000	7,939,000
FDIC insurance costs	252,000	128,000	960,000	1,236,000
Other expense	3,906,000	3,707,000	16,783,000	16,237,000
Total noninterest expense	19,848,000	18,394,000	79,716,000	77,118,000

Income before federal income tax expense	12,457,000	12,045,000	46,083,000	46,887,000

Federal income tax expense	4,478,000	3,960,000	14,809,000	14,974,000

Net Income	$7,979,000	$8,085,000	$31,274,000	$31,913,000

Basic earnings per share	$0.48	$0.49	$1.90	$1.96
Diluted earnings per share	$0.48	$0.49	$1.90	$1.96

Average basic shares outstanding	16,525,625	16,352,359	16,478,968	16,292,086
Average diluted shares outstanding	16,536,225	16,374,117	16,489,070	16,310,730

Mercantile Bank Corporation
Fourth Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2017	2017	2017	2017	2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2017	2016
EARNINGS
Net interest income	$28,402	28,644	27,193	25,509	26,435	109,748	105,867
Provision for loan losses	$600	1,000	750	600	600	2,950	2,900
Noninterest income	$4,503	4,605	4,042	5,851	4,604	19,001	21,038
Noninterest expense	$19,848	20,210	19,882	19,776	18,394	79,716	77,118
Net income before federal income tax expense	$12,457	12,039	10,603	10,984	12,045	46,083	46,887
Net income	$7,979	8,337	7,343	7,615	8,085	31,274	31,913
Basic earnings per share	$0.48	0.51	0.45	0.46	0.49	1.90	1.96
Diluted earnings per share	$0.48	0.51	0.45	0.46	0.49	1.90	1.96
Average basic shares outstanding	16,525,625	16,483,492	16,471,060	16,434,647	16,352,359	16,478,968	16,292,086
Average diluted shares outstanding	16,536,225	16,494,540	16,485,356	16,449,210	16,374,117	16,489,070	16,310,730

PERFORMANCE RATIOS
Return on average assets	0.97%	1.03%	0.96%	1.02%	1.05%	1.00%	1.07%
Return on average equity	8.70%	9.21%	8.39%	8.99%	9.35%	8.82%	9.35%
Net interest margin (fully tax-equivalent)	3.76%	3.83%	3.85%	3.73%	3.72%	3.79%	3.86%
Efficiency ratio	60.32%	60.78%	63.65%	63.06%	59.26%	61.92%	60.77%
Full-time equivalent employees	641	634	643	617	616	641	616

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.76%	4.81%	4.69%	4.54%	4.65%	4.70%	4.65%
Yield on securities	2.60%	2.50%	2.44%	2.35%	2.27%	2.47%	2.87%
Yield on other interest-earning assets	1.29%	1.28%	0.99%	0.81%	0.51%	1.21%	0.51%
Yield on total earning assets	4.35%	4.41%	4.37%	4.20%	4.18%	4.33%	4.31%
Yield on total assets	4.04%	4.10%	4.05%	3.88%	3.87%	4.02%	3.99%
Cost of deposits	0.45%	0.43%	0.35%	0.33%	0.33%	0.39%	0.33%
Cost of borrowed funds	1.74%	1.75%	1.69%	1.53%	1.45%	1.68%	1.45%
Cost of interest-bearing liabilities	0.88%	0.85%	0.77%	0.68%	0.68%	0.80%	0.66%
Cost of funds (total earning assets)	0.59%	0.58%	0.52%	0.47%	0.46%	0.54%	0.45%
Cost of funds (total assets)	0.55%	0.54%	0.48%	0.43%	0.42%	0.50%	0.42%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$683	1,757	1,336	832	1,672	4,608	4,925
Trust preferred - increase interest expense	$171	171	171	171	171	684	684
Core deposit intangible - increase overhead	$556	556	609	636	636	2,357	2,675

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$62,526	61,962	60,371	38,365	46,727	223,224	163,072
Purchase mortgage loans originated	$33,958	41,254	39,115	21,523	21,962	135,850	78,251
Refinance mortgage loans originated	$28,568	20,708	21,256	16,842	24,765	87,374	84,821
Total mortgage loans sold	$26,254	33,858	29,371	18,463	30,081	107,946	111,058
Net gain on sale of mortgage loans	$1,051	1,131	1,012	732	993	3,926	3,397

CAPITAL
Tangible equity to tangible assets	9.56%	9.54%	9.70%	9.77%	9.31%	9.56%	9.31%
Tier 1 leverage capital ratio	11.28%	11.18%	11.49%	11.53%	11.17%	11.28%	11.17%
Common equity risk-based capital ratio	10.76%	10.54%	10.65%	10.83%	10.88%	10.76%	10.88%
Tier 1 risk-based capital ratio	12.23%	12.01%	12.15%	12.39%	12.47%	12.23%	12.47%
Total risk-based capital ratio	12.89%	12.66%	12.79%	13.05%	13.13%	12.89%	13.13%
Tier 1 capital	$360,533	354,087	347,754	341,708	336,316	360,533	336,316
Tier 1 plus tier 2 capital	$380,035	373,280	366,048	359,984	354,278	380,035	354,278
Total risk-weighted assets	$2,948,013	2,949,011	2,861,605	2,757,616	2,697,727	2,948,013	2,697,727
Book value per common share	$22.05	21.99	21.69	21.13	20.76	22.05	20.76
Tangible book value per common share	$18.61	18.49	18.16	17.56	17.14	18.61	17.14
Cash dividend per common share	$0.19	0.19	0.18	0.18	0.67	0.74	1.16

ASSET QUALITY
Gross loan charge-offs	$920	709	1,150	456	970	3,235	2,205
Recoveries	$628	607	419	171	805	1,825	1,585
Net loan charge-offs (recoveries)	$292	102	731	285	165	1,410	620
Net loan charge-offs to average loans	0.05%	0.02%	0.12%	0.05%	0.03%	0.06%	0.03%
Allowance for loan losses	$19,501	19,193	18,295	18,276	17,961	19,501	17,961
Allowance to originated loans	0.88%	0.88%	0.86%	0.92%	0.95%	0.88%	0.95%
Nonperforming loans	$7,143	8,231	6,450	7,292	5,939	7,143	5,939
Other real estate/repossessed assets	$2,260	2,327	789	495	469	2,260	469
Nonperforming loans to total loans	0.28%	0.32%	0.26%	0.30%	0.25%	0.28%	0.25%
Nonperforming assets to total assets	0.29%	0.32%	0.23%	0.26%	0.21%	0.29%	0.21%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	0	0	16	0	16
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,574	3,648	3,367	2,972	2,883	3,574	2,883
Commercial real estate:
Land development	$35	50	65	80	95	35	95
Construction	$0	0	0	0	0	0	0
Owner occupied	$4,272	4,627	1,313	1,221	610	4,272	610
Non-owner occupied	$36	84	400	421	488	36	488
Non-real estate:
Commercial assets	$1,444	2,126	2,081	3,076	2,293	1,444	2,293
Consumer assets	$42	23	13	17	23	42	23
Total nonperforming assets	9,403	10,558	7,239	7,787	6,408	9,403	6,408

NONPERFORMING ASSETS - RECON
Beginning balance	$10,558	7,239	7,787	6,408	5,459	6,408	6,737
Additions - originated loans	$402	4,789	1,774	2,987	2,953	9,952	6,344
Merger-related activity	$0	210	16	0	33	226	33
Return to performing status	$0	(120)	0	(113)	(13)	(233)	(13)
Principal payments	$(688)	(1,089)	(1,168)	(1,289)	(1,386)	(4,234)	(4,164)
Sale proceeds	$(101)	(373)	(147)	(56)	(308)	(677)	(1,428)
Loan charge-offs	$(754)	(91)	(953)	(135)	(263)	(1,933)	(981)
Valuation write-downs	$(14)	(7)	(70)	(15)	(67)	(106)	(120)
Ending balance	$9,403	10,558	7,239	7,787	6,408	9,403	6,408

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$753,764	776,562	780,816	757,219	713,903	753,764	713,903
Land development & construction	$29,872	28,575	29,027	31,924	34,828	29,872	34,828
Owner occupied comm'l R/E	$526,327	485,347	491,633	452,382	450,464	526,327	450,464
Non-owner occupied comm'l R/E	$791,685	805,167	783,036	768,565	748,269	791,685	748,269
Multi-family & residential rental	$101,918	119,170	114,081	113,257	117,883	101,918	117,883
Total commercial	$2,203,566	2,214,821	2,198,593	2,123,347	2,065,347	2,203,566	2,065,347
Retail:
1-4 family mortgages	$254,560	236,075	220,697	205,850	195,226	254,560	195,226
Home equity & other consumer	$100,426	103,376	107,991	112,117	118,047	100,426	118,047
Total retail	$354,986	339,451	328,688	317,967	313,273	354,986	313,273
Total loans	$2,558,552	2,554,272	2,527,281	2,441,314	2,378,620	2,558,552	2,378,620

END OF PERIOD BALANCES
Loans	$2,558,552	2,554,272	2,527,281	2,441,314	2,378,620	2,558,552	2,378,620
Securities	$346,780	341,126	333,294	341,677	336,086	346,780	336,086
Other interest-earning assets	$144,974	123,110	48,762	12,663	133,396	144,974	133,396
Total earning assets (before allowance)	$3,050,306	3,018,508	2,909,337	2,795,654	2,848,102	3,050,306	2,848,102
Total assets	$3,286,704	3,254,655	3,143,336	3,018,919	3,082,571	3,286,704	3,082,571
Noninterest-bearing deposits	$866,380	826,038	800,718	757,706	810,600	866,380	810,600
Interest-bearing deposits	$1,655,985	1,663,005	1,570,003	1,520,310	1,564,385	1,655,985	1,564,385
Total deposits	$2,522,365	2,489,043	2,370,721	2,278,016	2,374,985	2,522,365	2,374,985
Total borrowed funds	$387,468	390,868	404,370	380,009	354,902	387,468	354,902
Total interest-bearing liabilities	$2,043,453	2,053,873	1,974,373	1,900,319	1,919,287	2,043,453	1,919,287
Shareholders' equity	$365,870	362,546	357,499	348,050	340,811	365,870	340,811

AVERAGE BALANCES
Loans	$2,534,729	2,534,364	2,472,489	2,390,030	2,372,510	2,483,440	2,345,308
Securities	$346,318	339,125	338,045	339,537	336,493	340,770	340,172
Other interest-earning assets	$138,095	116,851	46,250	61,376	127,790	90,925	77,863
Total earning assets (before allowance)	$3,019,142	2,990,340	2,856,784	2,790,943	2,836,793	2,915,135	2,763,343
Total assets	$3,248,828	3,220,053	3,081,542	3,016,871	3,064,974	3,142,673	2,987,784
Noninterest-bearing deposits	$849,751	805,650	785,705	766,031	773,137	802,024	715,550
Interest-bearing deposits	$1,635,727	1,648,235	1,531,399	1,542,078	1,561,539	1,589,778	1,567,846
Total deposits	$2,485,478	2,453,885	2,317,104	2,308,109	2,334,676	2,391,802	2,283,396
Total borrowed funds	$384,168	393,910	400,508	352,614	366,905	382,917	347,134
Total interest-bearing liabilities	$2,019,895	2,042,145	1,931,907	1,894,692	1,928,444	1,972,695	1,914,980
Shareholders' equity	$363,823	359,131	351,216	343,344	343,122	354,448	341,340